EXHIBIT 1.3

DUPLICATE

Number: BC0778539

CERTIFICATE

OF

CHANGE OF NAME

BUSINESS CORPORATIONS ACT

I Hereby Certify that TERRA NOVA ROYALTY CORPORATION changed its name to MFC INDUSTRIAL LTD. on September 30, 2011 at 12:01 AM Pacific Time.

Issued under my hand at Victoria, British Columbia On September 30, 2011

RON TOWNSHEND
Registrar of Companies
Province of British Columbia Canada